Exhibit 99.1

FOR IMMEDIATE RELEASE
MAY 22, 2009

CHAMPION ANNOUNCES REDUCTIONS IN FORCE

Huntington, WV  -- Champion Industries, Inc. (NASDAQ/CHMP) today announced that its wholly owned subsidiary, Champion Publishing, Inc., which publishes The Herald-Dispatch daily newspaper in Huntington, West Virginia, has eliminated 24 employee positions. These reductions represent a reduction of approximately 15% of the work force of the publishing subsidiary. This reduction represents the same percentage as the Lexington Herald-Leader announced previously this year.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said “This restructuring is responsive to the overall national economic situation and its impact on the newspaper industry as a whole, as well as our internal evaluation of efficiencies we had identified as part of our acquisition of the newspaper.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 26,000 and 31,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492